Exhibit 4.90

PLEDGE AGREEMENT

        THIS PLEDGE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of September 25, 2008, is by and among TOWER SEMICONDUCTOR LTD., a company incorporated under the laws of Israel (company no. 52-004199-7) (the “Borrower”), BANK HAPOALIM B.M. and BANK LEUMI LE-ISRAEL B.M., as the Security Banks (as defined below), and BANK HAPOALIM, NEW YORK BRANCH, on behalf of the Security Banks (as defined below), as Collateral Trustee (in such capacity, the “Collateral Trustee”).

W I T N E S S E T H:

        WHEREAS, the Borrower and the Banks are parties to that certain Restated Facility Agreement Originally Made On 18 January 2001 dated as of August 24, 2006 by and between the Borrower and the Banks, as amended by that certain Amendment No. 1 thereto on September 10, 2007 and by that certain Amending Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Amending Agreement”) by and between the Borrower and the Banks (as so amended and as the same may be further amended, restated, supplemented or otherwise modified and in effect, the “Facility Agreement”);

        WHEREAS, in accordance with Section 1.5 of that certain Agreement and Plan of Merger dated as of May 19, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) by and among the Borrower, Armstrong Acquisition Corp., a Delaware corporation (“Acquisition Sub”), and Jazz Technologies, Inc., a Delaware corporation (“Jazz”), at the Effective Time (as defined in the Merger Agreement), all of the issued and outstanding stock of Acquisition Sub, represented by stock certificate no. CS-1 certifying as to ownership by the Borrower of one hundred (100) shares of the common stock of Acquisition Sub (the “Share Certificate”), was converted into 100% of the then issued and outstanding stock of Jazz; and

        WHEREAS, it is a condition precedent to the effectiveness of the Amending Agreement that the Borrower execute and deliver this Agreement;

        NOW, THEREFORE, for and in consideration of any loan, advance or other financial accommodation heretofore or hereafter made to the Borrower under or in connection with the Facility Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    1.        Definitions. When used herein, (a) capitalized terms which are not otherwise defined have the meanings assigned thereto in the Facility Agreement, (b) all terms in this Agreement that are not capitalized shall have the meanings provided by the UCC to the extent the same are used or defined therein and (c) the following terms have the following meanings (such meanings to be applicable to both the singular and plural forms of such terms):

“Additional Shares” shall have the meaning assigned to such term in Section 2.

“Collateral” shall have the meaning assigned to such term in Section 2.

“Debenture” means the Debenture between the Borrower and the Security Banks, dated 18 January 2001, as amended and supplemented and as may be further amended, restated, supplemented or otherwise modified from time to time.

“Initial Shares” shall have the meaning assigned to such term in Section 2.

“Issuer” means the issuer of any of the Shares (as defined below) constituting all or any part of the Collateral.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

“Secured Obligations” shall have the meaning assigned to such term in Section 2.

“Security Banks” means Bank Hapoalim B.M. and Bank Leumi le-Israel B.M. in their respective own capacities or, in the event that there shall be additional Banks, in their capacities as security trustees on behalf of all the Banks (including Bank Hapoalim B.M. and Bank Leumi le-Israel B.M.).

“Shares” shall have the meaning assigned to such term in Section 2.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

    2.        Pledge. As security for the payment and performance of all present and future obligations and liabilities (whether actual or contingent, whether owed jointly or severally, as principal, guarantor or in any other capacity), of the Borrower to the Banks (or any of them), including under those Finance Documents (including the Facility Agreement, the Debenture and this Agreement) to which the Borrower is and will, from time to time, become a party, whether or not evidenced by any note, guaranty or other instrument, whether direct or indirect, due or to become due, now existing or hereafter arising (collectively, the “Secured Obligations”), the Borrower hereby pledges, hypothecates, charges and mortgages jointly to the Security Banks, for their respective benefit and the benefit of the Banks, and grants jointly to the Security Banks, for their respective benefit and the benefit of the Banks, a continuing lien on and security interest in, all of its right, title and interest in all of the following personal property, whether now existing or hereafter arising or acquired:

    (a)        All of the shares of stock and other securities described in Schedule I hereto (collectively, the “Initial Shares”), all of the certificates and/or instruments representing such Initial Shares, and all cash, securities, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Initial Shares;

    (b)        All additional shares of stock of the Issuer (collectively, the “Additional Shares”, and, together with the Initial Shares, the “Shares”) at any time and from time to time acquired by the Borrower in any manner, all of the certificates representing such Additional Shares, and all cash, securities, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Additional Shares;

    (c)        All other property hereafter delivered to any of the Security Banks in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such property, and all cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof; and

    (d)        All products and proceeds of all of the foregoing.

All of the foregoing in clauses (a) – (d) above are herein collectively called the “Collateral”.

        All Collateral comprised of certificated Shares shall be delivered to and held by the Security Banks or by or on behalf of the Collateral Trustee on behalf of the Security Banks pursuant hereto, shall be in suitable form for transfer by delivery and shall be accompanied by all necessary instruments of transfer or assignment, duly executed in blank. Each Security Bank hereby appoints the Collateral Trustee as such Security Bank’s agent and bailee to possess, hold in custody and/or control as agent and bailee all such certificated Shares and related instruments of transfer or assignment. The Collateral Trustee agrees that it shall act under this Agreement only in accordance with written instructions signed by both of the Security Banks.

        The Borrower agrees to deliver to the Security Banks (or, in the case of certificated Shares and related instruments of transfer or assignment (collectively, “Certificated Share Documents”), the Collateral Trustee), promptly upon receipt and in due form for transfer (i.e., endorsed in blank or accompanied by stock or bond powers executed in blank), any Collateral (other than payments which the Borrower is entitled to receive and retain pursuant to Section 7) which may at any time or from time to time be in or come into the possession or control of the Borrower; and prior to the delivery thereof to the Security Banks or the Collateral Trustee (as applicable), such Collateral shall be held by the Borrower separate and apart from its other property. The Collateral Trustee agrees that any and all money and other property paid over to or received by the Collateral Trustee that does not constitute Certificated Share Documents shall be delivered by the Collateral Trustee to the Security Banks to be held by the Security Banks as collateral under the applicable Finance Documents.

    3.        Warranties. The Borrower warrants that: (a) this Agreement constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms; (b) there are no existing options, convertible securities, warrants, calls, pledges, transfer restrictions (except restrictions imposed by federal and state securities laws), liens, rights of first offer, rights of first refusal, antidilution provisions or commitments of any character relating to any of the Collateral; (c) the Borrower is (or at the time of any future delivery, pledge, assignment or transfer thereof will be) the legal, beneficial and equitable owner of the Collateral; (d) all of the Collateral is and will be free and clear of (i) any Lien thereon or affecting title thereto and (ii) any condition to or restriction on the ability of the holder of the Collateral to sell, assign, transfer or otherwise dispose of such Collateral or to enforce any provision thereof or of any document related thereto, in each case, except for the security interest granted to the Security Banks hereunder and for restrictions imposed by federal and state securities laws; (e) this Agreement creates a valid Lien in favor of the Security Banks, for the benefit of the Banks; (f) (i) the delivery of the Share Certificate and the stock power related to the Share Certificate, each of which the Borrower warrants was duly and validly executed and delivered to the Security Banks on the date hereof, and (ii) the filing of the UCC-1 financing statement attached as Schedule III hereto with the Recorder of Deeds of the District of Columbia, creates a valid and perfected first priority Lien in favor of the Security Banks, for the benefit of the Banks, in the Collateral securing the Secured Obligations, and no filings, registrations, recordings or actions of the Shares are necessary or appropriate in order to maintain the perfection and priority of such Lien, save for maintenance of possession of the Collateral by the Security Banks or the Collateral Trustee on behalf of the Security Banks; (g) all of the Shares are duly authorized, validly issued, fully paid and non-assessable and have been issued in compliance with all applicable securities laws; (h) the Collateral represents, on the date hereof, 100% of the total shares of capital stock issued and outstanding of the Issuer; (i) the information contained in Schedules I and II hereto is true and accurate in all respects; (j) the Borrower is duly qualified to do business in each jurisdiction where the nature of its business requires such qualification; and (k) in accordance with Section 1.5 of the Merger Agreement, the Share Certificate represents 100% of the total shares of capital stock issued and outstanding of Jazz on the date hereof.

    4.        Continuing Security Interest; Transfer of Note. This Agreement shall create a continuing security interest in the Collateral and shall

    (a)        remain in full force and effect until the Security Banks, for their respective benefit and the benefit of the Banks, are satisfied that (i) irrevocable payment and discharge in full of all Secured Obligations has been made and (ii) none of the Banks is under any commitment, obligation or liability (whether actual or continuing) under the Finance Documents,

    (b)        be binding upon the Borrower and its successors, transferees and assigns, and

    (c)        inure, together with the rights and remedies of the Security Banks hereunder, to the benefit of the Security Banks and each Bank and their respective successors and assigns.

    5.        Covenants. So long as any of the Secured Obligations shall be outstanding or any commitment shall exist on the part of any Security Bank or any Bank with respect to the creation of any Secured Obligations, the Borrower (a) shall not, without the express prior written consent of each Security Bank, sell, lease, assign, exchange, pledge or otherwise transfer or dispose of, permit to exist any Lien on, or grant any option, warrant or other right to purchase with respect to, any of the Collateral, or otherwise diminish or impair any of such Security Bank’s rights in, to or under any of the Collateral; (b) will execute and deliver to the Security Banks or the Collateral Trustee (as applicable) such stock powers and similar documents relating to the Collateral, satisfactory in form and substance to such Security Bank, as any Security Bank may request; (c) will furnish any Security Bank or any Bank such information concerning the Collateral as such Security Bank or Bank may from time to time request, and will permit any Security Bank or any designee of any Security Bank, from time to time, at reasonable times and on reasonable notice (or at any time without notice at any time that an Event of Default has occurred and is continuing), to inspect, audit and make copies of and extracts from all records and all other papers in the possession of the Borrower which pertain to the Collateral, and will, upon request of any Security Bank at any time when an Event of Default has occurred and is continuing, deliver to the Security Banks all of such records and papers; (d) if any restrictive legend appears on any certificate evidencing any of the Collateral, at the request of any Security Bank, will cause such restrictive legend to be promptly removed, unless the removal of such legend is prohibited by applicable law, provided that the Borrower is not required to register the Shares under United States securities laws; (e) shall not (i) change its name, identity or corporate structure, (ii) change its chief executive office from the location thereof listed on Schedule II hereto or (iii) change the jurisdiction of its organization from the jurisdiction listed on Schedule II hereto (whether by merger or otherwise), unless the Borrower has (1) given twenty (20) days’ prior written notice to each Security Bank of its intention to do so, together with information regarding any such new location and such other information in connection with such proposed action as any Security Bank may reasonably request, and (2) delivered to each Security Bank ten (10) days prior to any such change such documents, instruments and financing statements as may be required by such Security Bank, all in form and substance satisfactory to such Security Bank, and taken all other actions reasonably requested by each Security Bank, in each case in order to perfect and maintain the security interest granted hereunder; (f) shall maintain at all times a valid and perfected first priority Lien in favor of the Security Banks, for the benefit of the Banks, in the Collateral securing the Secured Obligations, save for maintenance of possession of the Collateral by the Security Banks or by the Collateral Trustee on behalf of the Security Banks; and (g) will, within 14 days after the date hereof, provide to the Security Banks a share certificate in substitution for the Share Certificate naming Jazz as the Issuer, which share certificate shall be in form and substance satisfactory to the Security Banks. The Security Banks shall, promptly after receipt of such share certificate, cause the Share Certificate to be surrendered to the Borrower. Immediately upon such surrender of the Share Certificate to the Borrower, the Borrower shall, or shall cause, the Share Certificate to be immediately cancelled and be of no further force and effect.

    6.        Holding in Name of Security Banks, etc. Each Security Bank may from time to time after the occurrence and during the continuance of an Event of Default, without notice to the Borrower, take all or any of the following actions: (a) transfer all or any part of the Collateral into the name of such Security Bank or both Security Banks or any nominee or agent for any Security Bank, with or without disclosing that such Collateral is subject to the Lien granted hereunder, (b) appoint one or more agents or nominees for the purpose of retaining physical possession of the Collateral, (c) notify the parties obligated on any of the Collateral to make payment to one or both of the Security Banks of any amounts due or to become due thereunder, (d) endorse any checks, drafts or other writings in the name of the Borrower to allow collection of the Collateral, (e) enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto and (f) take control of any proceeds of the Collateral.

    7.        Voting Rights, Dividends, etc.

    (a)        (i) So long as no Event of Default exists and is continuing, or is created thereby, the Borrower shall be entitled to exercise any and all voting or consensual rights and powers relating or pertaining to the Collateral or any part thereof for any purpose.

    (ii)        So long as no Event of Default exists and is continuing, or is created thereby, the Borrower shall be entitled to receive and retain any and all lawful dividends payable in respect of the Collateral which are paid in cash by the Issuer.

    (b)        All dividends and distributions in respect of the Collateral or any part thereof made in shares of stock or other property or representing any return of capital, whether resulting from a subdivision, combination or reclassification of Collateral or any part thereof or received in exchange for Collateral or any part thereof or as a result of any merger, consolidation, acquisition or other exchange of assets to which the Issuer may be a party or otherwise or as a result of any exercise of any stock purchase or subscription right, shall be and become part of the Collateral hereunder and, if received by the Borrower, shall be forthwith delivered to the Security Banks (or, in the case of Certificated Share Documents, the Collateral Trustee) in due form for transfer (i.e., endorsed in blank or accompanied by stock or bond powers executed in blank) to be held for the purposes of this Agreement.

    (c)        The Security Banks shall execute and deliver, or cause to be executed and delivered, to the Borrower all such proxies, powers of attorney, dividend orders and other instruments as the Borrower may request for the purpose of enabling the Borrower to exercise the rights and powers which it is entitled to exercise pursuant to Section 7(a)(i) and to receive the dividends which it is authorized to retain pursuant to Section 7(a)(ii).

    (d)        During the existence of an Event of Default, and so long as the same shall be continuing, all rights and powers which the Borrower is entitled to exercise pursuant to Section 7(a)(i) shall forthwith cease, and all such rights and powers shall thereupon become vested in the Security Banks which shall have, during the continuance of such Event of Default, the sole and exclusive authority to exercise such rights and powers. During the existence of an Event of Default, and so long as the same shall be continuing, all rights of the Borrower to receive and retain dividends pursuant to Section 7(a)(ii) shall forthwith cease, and all such rights shall thereupon become vested in the Security Banks which shall have, during the continuance of such Default or Event of Default, the sole and exclusive authority to receive such dividends. Any and all money and other property paid over to or received by the Security Banks pursuant to this Section 7(d) shall be retained by the Security Banks as additional Collateral hereunder and applied in accordance with the provisions hereof.

    8.        Remedies. Upon the occurrence and during the continuation of an Event of Default, each Security Bank may exercise from time to time any rights and remedies available to it under the UCC or otherwise available to it. Without limiting the foregoing, whenever an Event of Default shall have occurred and be continuing, each Security Bank (a) may, to the fullest extent permitted by applicable law, without notice, advertisement, hearing or process of law of any kind, (i) sell (or cause or direct to be sold) any or all of the Collateral, free of all rights and claims of the Borrower therein and thereto, at any public or private sale or brokers’ board and (ii) bid for and purchase any or all of the Collateral at any such public sale and (b) shall have the right, for and in the name, place and stead of the Borrower, to execute endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral. The Borrower hereby expressly waives, to the fullest extent permitted by applicable law, any and all notices, advertisements, hearings or process of law in connection with the exercise by the Security Banks of any of its rights and remedies during the continuance of an Event of Default. Any notification of intended disposition of any of the Collateral shall be deemed reasonably and properly given if given at least ten (10) days before such disposition. Any proceeds of any of the Collateral may be applied by the Security Banks to the payment of expenses in connection with the Collateral, including, without limitation, attorneys’ fees and legal expenses, and any balance of such proceeds may be applied by the Security Banks toward the payment of such of the Secured Obligations, and in such order of application, as the Security Banks may from time to time elect (and, after payment in full of all Secured Obligations, any excess shall be delivered to the Borrower or as a court of competent jurisdiction shall direct).

        Each Security Bank is hereby authorized to comply with any limitation or restriction in connection with any sale of Collateral as it may be advised by counsel is necessary in order to (a) avoid any violation of applicable law (including, without limitation, compliance with such procedures as may restrict the number of prospective bidders or purchasers and/or further restrict such prospective bidders or purchasers to persons or entities who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral) or (b) obtain any required approval of the sale or of the purchase by any governmental regulatory authority or official, and the Borrower agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner and that no Security Bank shall be liable or accountable to the Borrower for any discount allowed by reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

    9.        Further Assurances; Power of Attorney.

    (a)        To perfect the security interest granted by the Borrower to the Security Banks in the Collateral hereunder, (i) the Borrower shall make such filings and take such measures as may be requested by any Security Bank and (ii) the Borrower hereby irrevocably authorizes each Security Bank, at the Borrower’s expense, at any time and from time to time, to file in any filing office in any jurisdiction any UCC financing statement and amendment thereto, and continuation statements, in respect of the Borrower in respect of such security interest. The Borrower will cause to be done, executed, acknowledged and delivered all such further acts, conveyances and assurances as any Security Bank shall require for accomplishing the purposes of this Agreement, and which are necessary or desirable to continue the perfection and priority of the lien and security interest granted under this Agreement. The Borrower agrees for the benefit of the Security Banks, at no expense to any Security Bank, to defend the Security Banks’ security interest in and to the Collateral against the claims of any other person or entity and to ensure that the Security Banks shall have at all times pursuant to this Agreement a first priority perfected lien on and security interest in the Collateral, subject to no prior or equal lien whatsoever.

    (b)        The Borrower hereby irrevocably appoints each of the Security Banks as its lawful attorney-in-fact, with full authority in the place and stead of the Borrower and in the name of the Borrower, such Security Bank or otherwise, and with full power of substitution in the premises, from time to time in such Security Bank’s discretion, after the occurrence and during the continuance of a Default or an Event of Default, to take any action and to execute any instruments that such Security Bank may deem necessary or advisable to accomplish the purposes of this Agreement.

    (c)        If the Borrower fails to perform any covenant or agreement contained in this Agreement after written request to do so by any Security Bank (provided that no such request shall be necessary at any time after the occurrence and during the continuance of an Event of Default), any Security Bank may itself perform, or cause the performance of, such covenant or agreement and may take any other action that it deems necessary and appropriate for the maintenance and preservation of the Collateral or the Security Banks’ security interest therein, and the costs, internal charges and out-of-pocket expenses (including attorneys’ fees and out-of-pocket expenses incurred by the Security Banks and the Banks (or any of them) in connection therewith shall be payable by the Borrower, together with Interest at the rate referred to in clause 18 of the Facility Agreement from date on which the payment of such expenses was demanded by any Security Bank or by any of the Banks until the date of payment (after, as well as before, judgment).

    10.        Waivers. The Borrower, to the greatest extent not prohibited by applicable law, hereby (i) agrees that it will not invoke, claim or assert the benefit of any rule of law or statute now or hereafter in effect (including, without limitation, any right to prior notice or judicial hearing in connection with any Security Bank’s or the Collateral Trustee’s possession, custody or disposition of any Collateral or any appraisal, valuation, stay, extension, moratorium or redemption law), or take or omit to take any other action, that could reasonably be expected to have the effect of delaying, impeding or preventing the exercise of any rights and remedies in respect of the Collateral, the absolute sale of any of the Collateral or the possession thereof by any purchaser at any sale thereof, and waives the benefit of all such laws and further agrees that it will not hinder, delay or impede the execution of any power granted hereunder to any Security Bank, but that it will permit the execution of every such power as though no such laws were in effect, (ii) waives all rights that it has or may have under any rule of law or statute now existing or hereafter adopted to require either or both of the Security Banks to marshal any Collateral or other assets in favor of the Borrower or any other person or entity or against or in payment of any or all of the Secured Obligations and (iii) waives all rights that it has or may have under any rule of law or statute now existing or hereafter adopted to demand, presentment, protest, advertisement or notice of any kind.

    11.        Miscellaneous.

11.1. Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

    11.2.        Governing Law; Severability. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). Any provision in this Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction.

    11.3.        Counterparts. This Agreement may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

    11.4.        Successors and Assigns. This Agreement shall be binding upon the parties hereto and their successors and assigns, and shall inure to the sole benefit of the parties hereto and the respective successors and assigns of the Banks.

    11.5.        Amendments, etc. No amendment to or waiver of any provision of this Agreement nor consent to any departure by the Borrower herefrom shall in any event be effective unless the same shall be in writing and signed by the Security Banks, the Collateral Trustee and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

    11.6.        Addresses for Notices. Any notices to be given hereunder shall be served on a party by prepaid express registered letter (or nearest equivalent) to its address given below or such other address as may from time to time be notified for this purpose.

to the Borrower at:	Tower Semiconductor Ltd.
P.O. Box 619
Migdal Haemek, Israel
Facsimile: (04) 604 7242
Attention: Oren Shirazi

with a copy to:	Yigal Arnon & Co.
1 Azrieli Center, 46th Floor, The Round Tower
Tel-Aviv, Israel 67021
Facsimile: (03) 608 7714
Attention: David H. Schapiro, Adv.

to Bank Hapoalim at:	Bank Hapoalim B.M.
Corporate Division
Migdal Levenstein
23 Menachem Begin Road
Tel-Aviv, Israel
Facsimile: (03) 567 2995
Attention: Head of Corporate Division

To Bank Leumi le-Israel at:	Bank Leumi le-Israel B.M.
Corporate Division
34 Yehuda Halevi Street
Tel-Aviv, Israel
Facsimile: (03) 514 9278
Attention: Manager of Hi-Tech Industries Section

to the Collateral Trustee at:	Bank Hapoalim, New York Branch
Avenue of the America 1177
New York 10036
Tel.: (212) 782-2000
Facsimile: (212) 782-2222

Any notice to be given to a Security Bank or the Collateral Trustee or by a Security Bank or the Collateral Trustee must be given during the normal banking hours of such Security Bank or Collateral Trustee to the person and at the address or facsimile number (as applicable) stated above (or such other address or facsimile number as may from time to time be specified by such Security Bank or Collateral Trustee). If notice is sent by facsimile during normal business hours as aforesaid, it shall be deemed to have been sent when confirmation of receipt by the intended recipient has been received. All notices given by facsimile shall be confirmed by letter dispatched in the manner provided for above within 24 hours of transmission. Any notice given by prepaid express registered letter (or nearest equivalent) so sent shall be deemed to have been sent within five days after the time at which such notice was sent, and, in proving such service, it shall be sufficient to prove that the noticed was properly addressed and posted.

    11.7.        Cumulative Remedies. No remedy herein is intended to be exclusive of any other remedy, but every such remedy shall be cumulative and shall be in addition to every other remedy herein conferred or now or hereafter existing at law or in equity or by statute. No delay or omission of any Security Bank to exercise any right or remedy arising hereunder shall impair any right or remedy or shall be construed to be a waiver of the Secured Obligations or an acquiescence in the failure or omission to pay or perform the Secured Obligations; and every right and remedy given by this Agreement to the Security Banks may be exercised from time to time and as often as may be deemed expedient by any Security Bank.

    11.8.        Care of Collateral. Beyond the exercise of reasonable care to assure the safe custody of the Collateral in the physical possession of the Security Banks or the Collateral Trustee pursuant hereto, neither any Security Bank nor the Collateral Trustee shall have any duty or liability to collect any sums due in respect thereof or to ascertain or take action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to the Collateral, whether or not such Security Bank or Collateral Trustee (as applicable) has or is deemed to have knowledge of such matters, or to protect, preserve or exercise any rights pertaining to the Collateral, and shall be relieved of all responsibility for the Collateral upon surrendering it to the Borrower. Each of the Security Banks and the Collateral Trustee shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral if it takes such action for that purpose as the Borrower shall request in writing, but the failure of such Security Bank or the Collateral Trustee (as applicable) to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure of any Security Bank or the Collateral Trustee to preserve or protect any rights with respect to the Collateral against prior parties, or to do any act with respect to preservation of the Collateral not so requested by the Borrower, shall be deemed a failure to exercise reasonable care in the custody or preservation of any Collateral.

     11.9        CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE SECURITY BANKS TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST ANY SECURITY BANK OR THE COLLATERAL TRUSTEE OR ANY AFFILIATE OF ANY OF THEM INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, STATE OF NEW YORK.

     11.10        WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

     11.11        Survival. All representations, warranties, covenants and agreements herein shall survive the execution and delivery of this Agreement and any amendment, restated, supplement, modification or accession hereto.

     11.12        Non-U.S. Security Documents. Without limiting any of the rights, remedies, privileges or benefits provided hereunder to the Security Banks for their respective benefit and the ratable benefit of the Banks, notwithstanding anything to the contrary contained herein, the Borrower and the Security Banks hereby agree that the terms and provisions of this Agreement in respect of any Collateral subject to the pledge or other Lien granted under a pledge or security agreement (or other substantially similar agreement) in respect of the Collateral that is stated therein to be governed by the laws of a jurisdiction other than United States or any state thereof, including, without limitation, the Debenture (collectively, the “Non-U.S. Security Documents”) are, and shall be deemed to be, supplemental and in addition to the rights, remedies, privileges and benefits provided to the Security Banks and the Banks under such Non-U.S. Security Documents and under applicable law to the extent consistent with applicable law; provided, that, in the event that the terms of this Pledge Agreement conflict or are inconsistent with the applicable Non-U.S. Security Documents or applicable law governing such Non-U.S. Security Documents, (i) to the extent that the provisions of such Non-U.S. Security Documents or applicable foreign law are, under applicable foreign law, necessary for the creation, perfection or priority of the security interests in the Collateral subject to such Non-U.S. Security Documents, the terms of such Non-U.S. Security Documents or such applicable law shall be controlling and (ii) otherwise, the terms hereof shall be controlling.

     11.13        Release. On the date on which the Banks are satisfied that: (i) no Bank is under any commitment, obligation or liability (whether actual or contingent) under the Finance Documents or the Fab 1 Finance Documents and (ii) all the Secured Obligations have been irrevocably paid and discharged in full, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Borrower. Upon any such termination, the Security Banks or the Collateral Trustee, on behalf of the Security Banks, will, at the Borrower’s expense, execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence such termination.

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        IN WITNESS WHEREOF, the Borrower, the Security Banks and the Collateral Trustee have executed this Agreement as of the date first above written.

TOWER SEMICONDUCTOR LTD. By: —————————————— Name: —————————————— Title: ——————————————

BANK HAPOALIM B.M. By: —————————————— Name: —————————————— Title: ——————————————

BANK LEUMI LE-ISRAEL B.M. By: —————————————— Name: —————————————— Title: ——————————————

BANK HAPOALIM, NEW YORK BRANCH By: —————————————— Name: —————————————— Title: ——————————————

[Pledge Agreement Signature Page]

SCHEDULE I

STOCK

Issuer	Class of Security and Certificate Number	Number of Shares Pledged	Pledged Shares as % of Total Issued and Outstanding Securities

Jazz Technologies, Inc.	Common Stock	100	100%
(as successor by merger to Armstrong Acquisition Corp.)	Certificate No. CS-1

SCHEDULE II

JURISDICTION OF ORGANIZATION/
LOCATION OF CHIEF EXECUTIVE OFFICE

Jurisdiction of organization:	Israel

Chief executive office:	Ramat Gavriel Industrial Park
P.O. Box 619
Migdal Haemek
Israel 23105

SCHEDULE III

UCC-1 FINANCING STATEMENT

(attached).